Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

FIVE STAR BANCORP

James Beckwith and Michael Campbell certify that:

1. They are the President and Secretary, respectively, of Five Star Bancorp, a California Corporation (the “corporation”), with California Entity Number C2467216.

2. The Articles of Incorporation of the corporation are amended and restated to read in full as follows:

ONE: NAME

The name of the corporation is:

Five Star Bancorp

TWO: PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: AUTHORIZED CAPITAL STOCK; VOTING

(a) The corporation is authorized to issue 110,000,000 shares, which shall be divided into two classes as follows: (a) 100,000,000 shares of Common Stock, and (b) 10,000,000 shares of Preferred Stock (hereinafter “Preferred Stock”).

(b) Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders of the corporation for their vote.

(c) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

FOUR: DIRECTORS

(a) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors.

(b) At each annual meeting of shareholders (an “Annual Meeting”), the directors of the corporation shall be elected annually by shareholders and shall hold office until the next Annual Meeting and until his or her successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

FIVE: INDEMNIFICATION

(a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

(b) The corporation is authorized to indemnify its agents (as defined from time to time in Section 317 of the California Corporations Code) through bylaw provision, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders. Any amendment, repeal or modification of the provisions of this Article shall not adversely affect any right or protection of an agent of the corporation existing at the time of such amendment, repeal or modification.

SIX: AMENDMENTS, ALTERATIONS, CHANGES, OR REPEALS

(a) The corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in the following paragraph of this Article Six, and all rights conferred upon the shareholders herein are granted subject to this reservation.

(b) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the corporation required by law or by these Amended and Restated Articles of Incorporation, the affirmative vote of (i) two-thirds (2/3) of the directors then in office and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal Articles Five and Six of these Amended and Restated Articles.

3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of this corporation.

4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the vote of the shareholders of this corporation in accordance with Section 902 and 903 of the General Corporation Law of California. The total number of outstanding shares of Common Stock of this corporation is 11,007,003, and there are no outstanding shares of Preferred Stock of this corporation. The number of shares voting in favor of this Amended and Restated Articles of Incorporation equaled or exceeded the vote required, such required vote being a majority of the total number of shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth herein are true and correct and of our own knowledge.

Dated: May 7, 2021